Exhibit 10.87
CONFIDENTIAL SEVERANCE AGREEMENT AND GENERAL RELEASE
This Confidential Severance Agreement and General Release (“Agreement”) is entered into this 19th day of March, 2007, by and between StarTek USA, Inc. (“StarTek”) and Steven R. Boyer (“Employee”). As used in this Agreement, “StarTek” shall include StarTek USA, Inc. and its entire parent, subsidiary and affiliated entities.
RECITALS
A.	Employee has been employed by StarTek USA, Inc. in the capacity of Sr. Vice President, Chief Information Officer.
B.	Employee will separate as an employee of StarTek effective March 15, 2007 (the “Separation Date”), and both parties desire to memorialize their agreement with respect to the terms and conditions of Employee’s termination of employment. February 28th, 2007, is Employee’s last physical working day with StarTek.
AGREEMENT
In consideration of the foregoing recitals and the mutual promises contained herein, the parties agree as follows:
1.	Employee hereby separates as an employee effective as of the Separation Date.

2.	In exchange for the release of claims and general waiver set forth in paragraphs 10 and 11 below, StarTek agrees to provide Employee with the following after Employee has executed this Agreement and the revocation period set forth in paragraph 11(i) below has expired:
a.	StarTek USA, Inc. shall pay Employee the sum of One hundred and twenty-eight thousand, five-hundred and seventy-four dollars and forty-two cents (“$128,574.42”) as severance pay, the receipt and sufficiency of which Employee hereby acknowledges.

b.	StarTek USA, Inc. shall pay Two thousand, seven hundred and fifty-eight dollars and fifty-nine cents (“$2,758.59”) representing six (6) months of the company contribution towards Employee’s medical insurance plus administrative fees directly to StarTek’s third-party administrator for continued coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA). StarTek will also deduct One thousand, seven hundred and fifty-nine dollars and fifty-six cents (“$1,759.56”) from Employee’s severance pay representing six (6) months of the Employee contribution towards his medical insurance to be paid by StarTek to the third-party administrator for continued coverage under COBRA. Employee will be required to notify StarTek should he obtain alternate medical insurance during the six (6) month period following his Separation Date and provide proof of new coverage. If this should take place, StarTek will reimburse Employee for the period in which he will no longer be covered under COBRA. Coverage is provided on a monthly basis, and as such, any need for reimbursement to Employee will be for the first full month following the month where coverage was cancelled under COBRA.

3.	Medical, dental, and vision coverage will end on the last day of the month of separation of employment. Employee shall be obligated to pay his portion of any applicable premiums through March 31, 2007. After March 31, 2007 and per the conditions under 2 (b), Employee will be required to timely elect continued coverage under COBRA. Information regarding COBRA will be sent to Employee directly from the third-party administrator or the carrier. Should Employee have company-sponsored life insurance and would like to continue this coverage, Employee is to contact Tracy Montford, Mgr, Benefits at (303) 262-4422 immediately. Employee has thirty (30) days from the Separation Date to apply for conversion or portability.

4.	Any remaining accrued, but unused Paid Time Off in accordance with StarTek’s current policies as of the Separation Date, less any and all required deductions and withholdings. Employee acknowledges that payment of such amount shall discharge and liquidate all amounts payable to Employee for accrued Paid Time Off.

5.	If Employee was previously issued stock options, Employee has 90 days from the Separation Date to exercise any vested options. Vested options must be exercised during this period to avoid forfeiture. All unvested options as of the Separation Date shall terminate. Questions regarding stock options can be directed to Tracy Montford at 303-262-4422.

6.	Upon the last physical working day, Employee shall return to StarTek any and all property of StarTek, including, without limitation, company badges, keys, cellular phones, pagers, codes, lists, tapes, discs, computer hardware, software and proprietary databases and/or codes, and all information comprising or relating to StarTek’s computer and telephone systems, network security, and customer information.

7.	Upon the Separation Date, Employee agrees not to initiate any direct or indirect contact with any customers, vendors, or individuals employed by StarTek (a “Third Party”) to discuss any matters relating to the business of StarTek. Should such contact be initiated by a Third Party, Employee shall refer the Third Party to StarTek (to the attention of Jason Friday, Director of IT Operations) and discontinue such contact.

8.	Upon the Separation Date, Employee agrees he will not access, or attempt to access, StarTek’s computer network and/or databases. Further, Employee shall not modify or circumvent, or attempt to modify or circumvent, StarTek’s computer network or security and/or databases.

9.	StarTek agrees to provide a reference upon request to StarTek’s human resources department from any prospective employer with whom Employee has applied for employment. Any such reference to prospective employers shall only provide information describing Employee’s dates of employment with StarTek and positions held by Employee.

10.	For and in consideration of this Agreement, Employee, for himself and his respective heirs, successors and assigns, hereby releases and discharges StarTek, its successors, assigns, affiliates, parent corporation, agents, representatives, attorneys, principals, insurers, its past and present directors, officers, shareholders and employees, and any and all other persons, firms or corporations who are or might be liable through StarTek (collectively, the “StarTek Releasees”), from any and all claims, actions, causes of action, damages, demands, costs, loss of service, expenses, wages, or compensation of any kind (hereinafter “Claims”), whether such Claims are known or unknown, arising from the beginning of time to the date of this Agreement. The Claims released by this Agreement include, but are not limited to, any and all Claims arising out of or relating to the statements, actions or omissions of any StarTek Releasee; all Claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance or regulation or common law, including, without limitation, Claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans With Disabilities Act, 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Equal Pay Act, the Fair Credit Reporting Act, the Fair Labor Standards Act, the Occupational Safety and

Health Act, the Colorado Wage Act, the Colorado Anti-Discrimination Act, the Family and Medical Leave Act, Uniformed Services Employment and Reemployment Rights Act, Executive Orders 11246 and 11141, or any similar state laws or statutes; all Claims for alleged wrongful discharge, breach of contract (including but not limited to any claim for severance or termination pay), breach of implied contract, failure to keep any promise, breach of a covenant of good faith and fair dealing, breach of fiduciary duty, estoppel, defamation, infliction of emotional distress, fraud, misrepresentation, negligence, harassment, retaliation or reprisal, constructive discharge, invasion of privacy, interference with contractual or business relationships, any other wrongful employment practices, and violation of any other principle of common law; all Claims for compensation of any kind, including, without limitation, salary, bonuses, commissions, wages, stock-based compensation or stock options, vacation pay, 401(k) contributions; all Claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages and punitive damages; all Claims for attorneys’ fees, costs and interest; and all Claims relating to Employee’s employment with StarTek and/or Employee’s separation from StarTek. It is Employee’s intention to fully, finally, and forever settle and release any and all Claims that do exist, may exist, or heretofore have existed by Employee against StarTek.
11.	Employee acknowledges that:
a.	By executing this Agreement, Employee waives all rights or claims, if any, that Employee may have against StarTek under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 626, et seq. (“ADEA”);

b.	This Agreement has been written in a manner calculated to be understood by Employee, and is in fact understood by Employee;

c.	The aforementioned waiver reflects specifically, but is not limited to, all rights or claims, if any, that Employee may have against StarTek arising under the ADEA;

d.	Employee is not waiving rights and claims that Employee may have under the ADEA against StarTek that may arise after the date on which this Agreement is executed;

e.	Employee is waiving rights and claims that Employee may have under the ADEA, if any, only in exchange for consideration in addition to anything of value to which Employee is already entitled;

f.	Employee is advised and has had the opportunity to consult with an attorney of Employee’s choice prior to executing this Agreement;

g.	Employee has been given a period of 21 days from the date on which Employee receives this Agreement, not counting the day upon which Employee receives the Agreement, within which to consider whether to sign this Agreement;

h.	If Employee wishes to execute this Agreement prior to the expiration of the 21-day period set forth in subsection (g) of this paragraph 10, Employee may do so;

i.	Employee has been given a period of 7 days following the execution of this Agreement to revoke Employee’s waiver of all claims, if any, under the ADEA, and Employee’s release of any claims under the ADEA shall not become effective or enforceable until the revocation period has expired without Employee revoking Employee’s waiver of all claims under the ADEA; and

j.	To revoke Employee’s waiver of all claims under the ADEA, Employee understands that Employee must deliver a written, signed statement that Employee revokes Employee’s waiver of all claims under the ADEA to the Company by hand or by mail within the 7 day revocation period. The revocation must be postmarked within the period stated above and properly addressed to:
Shelby Test-Peralta
Sr, Vice President Human Resources
Human Resources
StarTek, Inc.
44 Cook Street, 4th Floor
Denver, CO 80206
12.	Employee agrees not to disparage StarTek, its employees, officers, directors, products or services in any way. Likewise, StarTek will not disparage the Employee in any way.

13.	Employee acknowledges that he occupied a position of trust and confidence at StarTek, had access to confidential information regarding StarTek, and that the provisions of any confidentiality or non-disclosure agreement between Employee and StarTek shall continue in force after the Separation Date. For purposes of this Agreement, “Confidential Information” shall mean all information concerning StarTek or its directors, officers, employees, agents or other representatives, regardless of the form of communication, together with all notes, analyses, studies, interpretations or other documents prepared by Employee to the extent containing or otherwise reflecting, in whole or in part, any such information; provided, however, the term “Confidential Information” shall not mean information that is or becomes generally available to the public, other than as a result of a disclosure by Employee or any of his representatives in breach or violation of this Agreement. Employee agrees to keep all Confidential Information and the terms of this Agreement STRICTLY CONFIDENTIAL and that he will cause the same of all of his representatives. Employee further agrees that he will not communicate (orally or in writing), or in any way voluntarily disclose or allow or direct others to disclose such Confidential Information or the terms of this Agreement to any person, judicial or administrative agency or body, business entity or association, or anyone else for any reason whatsoever, unless required to do so to enforce the terms of this Agreement, or pursuant to lawful subpoena or to an order of a court of competent jurisdiction, except that Employee may disclose the terms of this Agreement to Employee’s spouse, attorney and tax or financial advisor. If disclosure is made to any of the persons listed above, Employee agrees to inform such persons of the confidentiality requirements of this Agreement and will not make any disclosure to such persons without first obtaining the agreement of those persons to keep the information confidential.

14.	During the six (6) months immediately following the Separation Date, Employee shall neither hire StarTek employees or contractors, nor solicit StarTek customers or suppliers. That is to say, until then, Employee shall not directly or indirectly (including without limitation as a proprietor, owner, principal, agent, partner, officer, director, stockholder, employee, member, consultant, or otherwise) in North America or in any other location in which StarTek is then doing business:
a.	Hire, engage, or solicit any person who is then an employee or contractor of StarTek; or

b.	Solicit, request, advise, or induce any then current customer, supplier, or other business contact of StarTek to cancel, curtail, or otherwise adversely change its relationship with StarTek.
Ownership by Employee, as a passive investment, of less than one percent (1%) of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded on NASDAQ will not itself constitute a breach of this obligation.
15.	Employee will, at any future time, be available upon reasonable notice from StarTek, with or without subpoena, to be interviewed, review documents, give depositions, testify, or engage in other reasonable activities, with respect to matters concerning which Employee has or may have knowledge as a result of or in connection with his employment by StarTek. In performing his obligations under this paragraph to testify or otherwise provide information, Employee will honestly, truthfully, forthrightly, and completely provide the information requested. Employee will comply with this paragraph upon notice from StarTek that StarTek or its attorneys believe that Employee’s compliance would be helpful in the resolution of an investigation or the prosecution or defense of claims StarTek will pay all reasonable and necessary expenses that Employee incurs in performing such activities.

16.	Employee agrees to indemnify and hold StarTek and each StarTek Releasee harmless from and against any and all claims, damages, losses and liabilities (including reasonable attorneys’ fees and expenses) arising out of or resulting from any breach of this Agreement by Employee. Employee agrees that irreparable injury may result to StarTek if Employee breaches any provision hereof and that money damages would not be a sufficient remedy therefore. Employee therefore agrees that if he engages, or causes or permits any other person to engage, in any act in breach of any provision hereof, then StarTek shall be entitled, in addition to all other remedies, damages and relief available under applicable law or this Agreement, to seek an injunction prohibiting Employee (or such other person) from engaging in any such act or specifically enforcing this Agreement.

17.	The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

18.	The validity, meaning, and effect of this Agreement shall be determined in accordance with the laws of the State of Colorado.

19.	No waiver, modification, amendment, discharge, or change of this Agreement shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge, or change is sought.

20.	This Agreement contains the entire agreement between the parties relating to the matters addressed herein, and all other prior or contemporaneous agreements, understandings, representations or statements, oral or written, are superseded hereby.

21.	Any provision of the Agreement which is unenforceable or invalid or the inclusion of which would affect the validity, legality or enforcement of this Agreement, shall be of no effect, but all the remaining provisions of the Agreement shall remain in full force and effect.

22.	In the event of any controversy, claim or suit affecting or relating to the subject matter or performance of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all of its reasonable expenses, including reasonable attorneys’ fees and costs.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Signature of Senior Vice President,

Human Resources StarTek USA, Inc.	Shelby Test-Peralta	Date

Employee Signature

	Steven R. Boyer	Date